Exhibit 10.24

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

MASTER DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT
(for cell therapy services)

This Master Development and Manufacturing Services Agreement (the “Agreement”) is made and entered into as of November 7, 2022 (the “Effective Date”) by and between WuXi Advanced Therapies Inc., a Delaware corporation with an office located at 4701 League Island Blvd., Philadelphia, Pennsylvania 19112 (“WuXi ATU”) and Graphite Bio, Inc., a company organized under the laws of the state of Delaware, United States, with office located at 201 Haskins Way, Suite 210, South San Francisco CA 94080 (“Graphite”). Graphite and WuXi ATU are referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, Graphite is a company involved in the development of a cellular therapy product and from time to time may require services in the area of development, manufacturing, and other services related to Graphite’s cellular therapy program; and

Whereas, WuXi ATU is a provider of contract manufacturing services, process development, and testing services; and

Whereas, Graphite wishes to engage WuXi ATU to provide the Services pursuant to the terms and conditions set forth herein;

Whereas, Graphite and WuXi ATU desire to enter into this Agreement to establish the terms and conditions under which Graphite, at its discretion, may hire WuXi ATU from time to time to provide Services by executing separate Work Orders (as defined below) specifying the details of the Services to be rendered.

Now Therefore, the Parties agree as follows:

Agreement

1. Definitions

1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, shall, except where the context otherwise requires, have the following meanings:

1.1.1. “Affiliate” means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant Party to this Agreement. For purpose of this definition, “control” means the ownership of at least fifty per cent (50%) of the equity of the company, partnership or other entity or the legal power to direct the general management and policies of such company, partnership or other entity.

1.1.2 “Applicable Laws” means, to the extent applicable to this Agreement or activities contemplated hereunder, all the laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements, including the FDCA and cGMP (if applicable), of any state, or other political subdivision or of any governmental authority that may be in effect from time to time in the U.S.A. and applicable to the conduct of Services under this Agreement or the manufacturing or supply or Products under this Agreement.

1.1.3 “Batch” means a specific quantity of the Product that is intended to be of uniform character and quality, within specified limits, and is produced from one manufacturing run using the Graphite Process.

1.1.3 “Batch Documentation” means [***].

1.1.4 “Batch Records” shall mean [***].

1.1.5 “Business Day” shall mean a day on which banking institutions in the United States or in the country where the WuXi ATU facility where the Services are performed are open for business, but in any event excluding the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st of each calendar year during the Term.

1.1.6 “Certificate of Analysis” means a certificate of analysis that accompanies each Batch of Product in which WuXi ATU (i) certifies that such Batch of Product meets Specifications (including a list of test results) and (ii) attests that the Batch of Product was processed in accordance with the applicable manufacturing standards (e.g. cGMP) i.e. a certificate of compliance.

1.1.7 “Commercially Reasonable Efforts” means, with respect to a given goal for each Party in the performance of their respective obligations under this Agreement, [***].

1.1.8 “cGMP” means the current Good Manufacturing Practices and General Biologics Products Standards as promulgated under the US Federal Food Drug and Cosmetic Act at 21 CFR (Chapters 210, 211, 600 and 610), the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC and ICH Guidance Q7A (Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients that are applicable to the Services. WuXi ATU’s operational quality standards are defined in internal GMP policy documents.

1.1.9 “cGMP Product” means Product Manufactured in accordance with cGMP.

1.1.10 “Deliver”, “Delivered” or “Delivery” has the meaning ascribed to it by Section 10.2.

1.1.11“Deliverables” means the deliverables set forth in the applicable Work Order.

1.1.12 “Develop” or “Development” means the studies and other activities conducted by WuXi ATU under this Agreement to develop, verify, and/or validate all or any part of the Graphite Process including analytical tests and methods, formulations and dosage forms and stability.

1.1.13 “Facility” means the facility(ies) of WuXi ATU owned or operated by WuXi ATU or its Affiliates used in the provision of the Services.

1.1.14 “FDA” means the United States Food and Drug Administration or any successor entity thereof having or performing substantially the same function.

1.1.15 “FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, which is contained in Title 21 of the U.S. Code, section 301 et seq., as amended and the regulations promulgated thereunder from time to time.

1.1.16 “Gene Edited Product” means a pharmaceutical or medicinal product containing stem cells modified by CRISPR/Cas9 Mediated Homologous Recombination intended as a therapeutic agent, including without limitation such a product in a final packaged form and labeled for use in clinical trials.

1.1.17 “Graphite Information” means all technical and other information supplied by Graphite to WuXi ATU, which at the time of supply or disclosure by Graphite is not (a) already in the public domain or (b) already known by WuXi ATU or its Affiliates as established by written records.

1.1.18 “Graphite Know-How” means the non-patented proprietary information, inventions, developments, techniques, materials, processes, manufactures, compositions of matter or methods of use and trade secrets, whether or not patentable or copyrightable, and all technical and other information relating to the Product or the Graphite Process known to Graphite other than WuXi ATU Know-How and information in the public domain.

1.1.19 “Graphite Materials” means the materials supplied by, or on behalf of Graphite to WuXi ATU and used to produce Product, the particulars of which are identified in Work Orders hereto.

1.1.20 “Graphite Patent Rights” means all patents and patent applications of any kind throughout the world that are necessary or useful in performance of the Services, or related to the Products or the Graphite Process, which Graphite is the owner of or is entitled to use.

1.1.21 “Graphite Technology” means (a) Graphite Materials and any intermediates, components, or derivatives of Graphite Materials; (b) Product and any intermediates, components, or derivatives of Product Manufactured under this Agreement; (c) Specifications; and (d) the Technology of Graphite either (i) existing prior to the Effective Date, or (ii) developed or obtained by or on behalf of Graphite independent of this Agreement and without reliance upon the Confidential Information of WuXi ATU.

1.1.22 “Graphite Process” means the process owned or controlled by Graphite for the Manufacture of the Product that is transferred by or on behalf of Graphite to WuXi ATU, including any subsequent improvements or modifications made by WuXi ATU through Development.

1.1.23 “Graphite Process Documentation” means records provided by Graphite related to the Graphite Process for the Manufacture of Product including master batch records, quality control assay test procedures, work instructions, bill of materials, raw material specifications, forms, training documents, Specifications, critical quality attributes, labels and test record forms.

1.1.24 “Improvements” means all Technology and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights

(whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of Services under this Agreement.

1.1.25 “Manufacture” and “Manufacturing” means any steps, processes and activities necessary to produce Product including the manufacturing, processing, packaging, labeling, quality control testing, stability testing, release, storage or supply of Product.

1.1.26 “Master Batch Records” means a controlled document of WuXi ATU that documents the outline of the Manufacturing process, [***].

1.1.27 “Price” means the price specified in Work Orders for the Services.

1.1.28 “Product” means a particular Gene Edited Product or intermediate products where relevant, the particulars of which are set out in Work Orders.

1.1.29 “Qualified Facility” shall mean a Facility that has been audited and approved by Graphite in writing.

1.1.30 “Quality Agreement” means the quality agreement(s) executed by the Parties governing the Services.

1.1.31 “Regulatory Authority” means any government regulatory authority responsible for granting approvals for the performance of Services under this Agreement or for issuing regulations pertaining to the Manufacture and/or use of Product in the intended country of use, including the FDA.

1.1.32 “Services” means all or any part of the services that are the subject of the Agreement, the particulars of which are set out in Work Orders, which may include, without limitation, the synthesis, Manufacturing and supply of a Product for Graphite and any Graphite Process Development and analytical method Development, validation and qualification program services, quality control testing, pharmacokinetic and/or other studies.

1.1.33 “SOPs” means such standard operating procedures of WuXi ATU as are applicable to the Services.

1.1.34 “Specification” means the defined and data-driven qualitative, quantitative, or other suitable criteria (e.g. identity criteria) as measured by the performance of analytical procedures to which Product at any stage of Manufacture should conform to be considered acceptable for its intended use that are to be agreed by the Parties in writing.

1.1.35 “Technology” means all inventions, developments, trade secrets, copyrights, know-how, methods, processes, techniques, data, results, technical documentation, manuals, regulatory submissions, specifications, protocols, standard operating procedures, instructions, techniques, software and other intellectual property of any kind (whether or not protected or protectable under patent, trademark, copyright or similar laws) and all intellectual property rights therein.

1.1.36 “Testing Laboratory” means any third party instructed to carry out tests on the Product.

1.1.37 “WuXi ATU Batch Records” means [***].

1.1.38 “WuXi ATU Know-How” means all technical and other information and materials, ideas, concepts, methods, procedures, designs, documents, data, inventions, discoveries and works of authorship (in each case, whether or not patentable) known to WuXi ATU other than confidential Graphite Information and information in the public domain.

1.1.39 “WuXi ATU Intellectual Property Rights” means all patents, patent applications, rights in inventions, product/process licenses, trade secrets, rights in designs, database rights, and copyrights, throughout the world relating to WuXi ATU Know-How, or to any process which WuXi ATU is the owner of or is entitled to use, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, any rights and all similar or equivalent rights or forms of protection that subsist or will subsist now or in the future in any part of the world.

1.2 Interpretation. In this Agreement unless inconsistent with the context (a) references to the Parties are to the Parties to this Agreement, (b) headings are used for convenience only and are to be ignored for purposes of construction, (c) references to a statutory provision include references to the statutory provision as modified or re-enacted from time to time and to any subordinate legislation made under the statutory provision, (d) references to the singular include the plural and vice versa, (e) references to the word “including” are to be construed as without limitation, and (f) any schedules attached hereto shall form part of this Agreement and a reference to a particular recital, section, paragraph or schedule shall be a reference to the recital, section, paragraph or schedule in or to this Agreement.

1.3 Conflicting Definitions. In the event of a conflict between a definition in any executed Work Order and this Agreement, the definition in this Agreement shall prevail.

2. Form of Agreement and Work Orders.

Form of Agreement and Work Orders

2.1 The Master Services Agreement. As a general form of contract, this Agreement allows the Parties to contract multiple projects through the issuance of different Work Orders (each a “Work Order”) without having to renegotiate the basic terms and conditions contained in this Agreement. This Agreement does not obligate the Parties to enter into any Work Order. Unless the Parties expressly state otherwise in a Work Order, the terms and conditions of this Agreement shall govern the Services provided by WuXi ATU under any Work Order. This Agreement will not be effective until it (or a counterpart of it) has been signed on behalf of both Parties.

2.2 Work Orders. Graphite and WuXi ATU must complete and execute a Work Order before Services are provided. Each Work Order will include information relating to the specific Services and shall describe in detail, at a minimum, (a) a description of the specific Services to be provided by WuXi ATU (and, if applicable, any responsibilities of Graphite relating to such Services); (b) the fees and expenses applicable to the Services; (c) the Deliverables to be provided by WuXi ATU. Where applicable, each Work Order may also set forth (i) an estimated schedule and/or timeline for performance of the Services, (ii) a list of any Permitted Subcontractors that may perform any of the Services on behalf of WuXi ATU, (iii) any Graphite Materials or Graphite Equipment to be provided to WuXi ATU by Graphite, (iv) any Specifications for the Services, (v) the Project Manages for Graphite and WuXi ATU for the Work Order, and (vi) any other matters deemed appropriate by WuXi ATU and Graphite. Work Orders will be signed by each Party, reference this Agreement, and be sequentially numbered as executed. A Work Order may be substantially in the form provided on Exhibit A of this Agreement in which case such Work Order may reference an agreed-upon proposal or quote submitted by WuXi ATU, provided that the proposal or quote is attached to the Work Order. Once signed, a Work Order becomes a part of the Agreement, although the terms in a Work Order will govern only Services described in that Work Order. In the event of any inconsistency between this Agreement and any Work Order, this Agreement will prevail unless the Work Order specifically states otherwise.

2.3 Modification. No variation of or addition to the Agreement or any part thereof shall be effective unless in writing and signed on behalf of both Parties.

2.4 Changes. Either Party may propose a change in the scope or detail of a Work Order. Any such change will require a written change of scope amendment to each Work Order (a “Change of Scope”). Each Change of Scope will detail the requested changes to the applicable task, responsibility, duty, milestone, deliverables, budget, Timeline(s) or other matter. A Change of Scope will become effective as an amendment to such Work Order upon the execution of such Change of Scope by both Parties’ authorized representatives. Each Party agrees to act in good faith and promptly when considering a Change of Scope requested by the other Party.

2.5 Affiliate Work Orders. An Affiliate of a Party may enter into a Work Order instead of the Party. If a Work Order is entered into by an Affiliate, then references to the Party in this agreement will be deemed to be references to the Affiliate with the necessary modifications. The Party shall remain liable for the performance of the Affiliate to the same extent as if the performance was that of the Party. [***].

2.6 Applicability of Standard Terms and Conditions. If any projects or Services are commenced by WuXi ATU for Graphite under a proposal governed by WuXi ATU’s terms and conditions prior to the execution of this Agreement, upon execution of this Agreement, the proposal will become a Work Order under this Agreement and the terms contained herein will supersede and replace the terms and conditions governing the proposal.

3. Services

Services.

3.1 Standard of Performance. WuXi ATU shall provide the Services according to Work Order and the Quality Agreement. WuXi ATU shall use Commercially Reasonable Efforts to perform the Services, and in compliance with Applicable Law.

3.2 Specifications. If Specifications are provided in any Work Order, WuXi ATU will perform the Services and provide the Deliverables in accordance with the Specifications. The final Specifications, as approved in writing by the Parties will be incorporated by reference and made part of the applicable Work Order. Any amendments to the Specifications that are approved in writing by the Parties shall also be incorporated by reference and made part of the applicable Work Order.

3.3 Quality Controls. Before WuXi ATU performs any Services, WuXi ATU shall ensure it has appropriate quality controls and SOPs in order to ensure that the Services are performed in compliance with the Work Order, the Quality Agreement, and where appropriate, shall ensure it has appropriate standard operating procedures which are in compliance with all Applicable Laws.

WuXi ATU shall comply with those quality controls and SOPs in the performance of, Services, and WuXi ATU shall train those personnel associated with the Services and Work Orders to assure compliance with the quality controls and SOPs. Any discrepancies in complying with those quality controls or SOPs in the performance of cGMP related Services will be communicated to Graphite per the terms of the Quality Agreement.

3.4 Quality Agreement. Prior to providing any Services that require compliance with cGMPs, the Parties shall enter into a Quality Agreement. To the extent applicable, in the event of any contradiction or inconsistency between (a) the Quality Agreement, and (b) this Agreement or a Work Order, with respect to quality-related activities, including compliance with cGMP, the provisions in the Quality Agreement, as the case may be, shall govern and prevail unless this Agreement or the Work Order evidences a clear intention to override a specific provision in the Quality Agreement by making specific reference to the provision of the Quality Agreement that is being overridden by this Agreement or the Work Order, in which case the terms and conditions of this Agreement or the Work Order shall prevail over the specific provision of the Quality Agreement so referred to.

3.5 Third Party Confidential Information. Neither Party shall disclose to the other Party any confidential or proprietary information or intellectual property that it holds in confidence on behalf of any third party unless such disclosing Party first obtains the consent of such third party and enters into a separate three-party confidentiality agreement with the receiving Party covering that disclosure. Neither Party shall represent to the other Party as being unrestricted any designs, plans, models, samples, or other writings or products that it knows are covered by valid patent, copyright, or other form of intellectual property protection belonging to a third party.

3.6 Subcontractors. Graphite shall approve in advance and in writing any and all of WuXi ATU’s subcontractors used to perform the Services (each a “Permitted Subcontractor”); provided, that any approval by Graphite of a subcontractor shall not relieve WuXi ATU of its responsibility for that subcontractor or for the Services being performed by that subcontractor. WuXi ATU shall ensure that all Permitted Subcontractors are qualified as per their existing supplier qualification procedures and enter into written agreements with WuXi ATU under which the Permitted Subcontractors agree to terms and conditions of their performance of any Services that are no less protective of Graphite than the provisions of this Agreement applicable to WuXi ATU.

3.7 Time Estimates. Due to the unpredictable nature of the Development Services, the time schedule set down for the performance of these Services in a Work Order is an estimate only. Upon completion or near completion of early-phase program elements, the project teams will establish a more definitive time schedule estimate for Manufacturing Services.

4. Collaboration Governance

.

4.1 Project Managers. The Project Managers for each Work Order shall be the primary point of contact for the Parties regarding the day-to-day activities undertaken with respect to the applicable Work Orders. Except for notices or communications required or permitted under this Agreement, which will be subject to Article 21, or unless otherwise mutually agreed by the Parties in writing, all communications between WuXi ATU and Graphite regarding the conduct of the Services pursuant to such Work Order will be addressed to or routed directly through the Parties’ Project Managers.

4.2 Communications. WuXi ATU shall keep Graphite reasonably informed about the status of the Services. WuXi ATU agrees to participate in activities including meetings and/or conference calls that may be held on a regular basis between the Project Managers and other WuXi ATU and Graphite personnel to evaluate, review or discuss the progress made on the performance of the Services.

4.3 Development and Planning Team. Within thirty (30) days following the Effective Date, the Parities will establish a development project team (the “Development Project Team”), which shall consist of an equal number of personnel from each Party who are appropriately skilled and knowledgeable in relation to the Development and Manufacturing of the Product. The Development Project Team shall serve as the coordinating body for the Development and Manufacturing Services to be provided under this Agreement and for the transfer of information between the Parties relating to the Services. The Development Project Team shall serve in an advisory capacity to the Parties to assist each Party in its planning of the overall development plan, allocation of resources, and planning and execution of Work Orders. However, the Development Project Team shall have no authority to bind either Party with respect to planning, allocation of resources, or execution of Work Orders, or any other matter.

4.4 Meetings. The Development Project Team shall determine how often it will meet, but no less than once every six (6) months. Meetings may be held in person at either Party’s facilities, at another location, in each case as mutually agreed by the Parties, or virtually/telephonically. At each Development Project Team meeting the agenda shall include (a) an overall regulatory and development update of the Product, (b) the estimated timelines for regulatory approval, (c) anticipated supply demand forecasts for clinical development and supplies, (d) WuXi ATU’s supply capabilities, (d) any anticipated supply, capacity or prioritization issues, (e) any changes in the Product supply delivery or sourcing of materials for the Product, and (f) any other matters which may impact or influence supply chain matters, Manufacturing, or quality-related issues. If the Development Project Team meets in person, each Party shall bear all expenses for its travel (including transportation, lodging and meals) for any in-person meetings in connection with performing its duties hereunder. If at any time after the establishment of the Development Project Team, there are no Work Orders in effect, then the Development Project Team shall have no obligation to hold meetings unless otherwise agreed by the Parties.

4.5 Role of Development Project Team. The Development Project Team is intended to serve in an advisory capacity only and will not have any power to (a) amend, modify, interpret or waive the terms of this Agreement, including any Work Order, or (b) alter, increase, expand or waive compliance by a Party with a Party’s obligations, costs or expenses under this Agreement or any Work Order.

4.6 Duty to Notify. WuXi ATU will promptly notify Graphite if at any time during the term of this Agreement WuXi ATU has reason to believe that it will be unable to perform or complete the Services in a timely manner. Compliance by WuXi ATU with this Section 4.6 will not relieve WuXi ATU of any other obligation or liability under this Agreement.

5. Materials.
Materials

5.1 Graphite-Supplied Materials / Raw Materials. [***].

5.2 Accuracy, Error, Defect in Graphite Materials or Graphite Information. WuXi ATU is not liable for (a) any error or defect in, or the accuracy of Graphite Materials or Graphite Information or for any error or defect in the Services arising out of or related to any inaccuracies, error or defect in such Graphite Materials or Graphite Information, nor for (b) any consequences of such inaccuracies, errors or defects, including but not limited to, any liability arising out of any delay by WuXi ATU to timely perform the Services.

5.3 [***].

5.4 [***].

5.5 Disposition of Unused or Expired Graphite Process Raw Materials. Within [***] days after (a) expiration of any Graphite Process raw material during the Term, or (b) termination of this Agreement or (c) completion of the Work Order, Graphite and WuXi ATU will make arrangements to ship any such Graphite Process unused/expired raw materials to Graphite at Graphite’s expense. [***].

6. Equipment6. Equipment

.

6.1 Graphite Equipment. Unless otherwise agreed in a Work Order, WuXi ATU will supply all Equipment necessary to perform the Services, except that Graphite will supply the Graphite Equipment, if any, set out in a Work Order. WuXi ATU will not use the Graphite Equipment except in performance of Services under the applicable Work Order. Title to the Graphite Equipment will remain with Graphite and WuXi ATU will ensure that the Graphite Equipment is properly labeled as Graphite property and remains free and clear of any liens or encumbrances. At Graphite’s written request and at Graphite’s reasonable expense, the Graphite Equipment will be returned to Graphite, or to Graphite’s designee. If agreed to in the relevant Work Order, WuXi ATU will be responsible, for maintenance of the Graphite Equipment (other than normal wear and tear). To the extent Graphite provides spare parts for the Graphite Equipment, such spare parts will remain the property of Graphite and will be used by WuXi ATU only for maintenance of the Graphite Equipment. WuXi ATU will promptly notify Graphite if at any time it believes any Graphite Equipment has been damaged, lost or stolen.

6.2 Equipment. In the event special, custom, or Customer-dedicated equipment (the “Dedicated Equipment”) is to be acquired by WuXi ATU for the manufacture of Product such acquisition in a Work Order and:

6.2.1 [***].

6.2.2 [***].

6.3 No later than [***] months following either the termination or expiration of this Agreement for any reason or completion of the Services requiring the Graphite Equipment, Graphite may require WuXi ATU to transfer the Graphite Equipment or Dedicated Equipment to such location as Graphite may direct. Graphite will be responsible for any removal, restoration and transportation costs. Alternatively, upon Graphite’s written request, WuXi ATU shall destroy the Graphite Equipment and certify the destruction in writing.

7. Development Services.

7.1 Graphite Process Development.

7.1.1 [***].

7.1.2 [***].

7.2 [***].

7.3 Person in Facility. Subject to WuXi ATU’s safety procedures, access control SOPs, and confidentiality limitations, WuXi ATU will permit Graphite’s representatives during the Term of this Agreement, to visit the Facility at mutually agreed upon times, to provide advice to support technology transfer and/or observe procedures and processes at mutually agreed upon times with reasonable advance notification to WuXi ATU. Graphite will give WuXi ATU reasonable advanced notice of any proposed visit, but no fewer than [***] Business Days’ prior notice for the first visit and [***] weeks prior notice for subsequent visits. Graphite shall identify the individuals who will be in attendance. All visits will be during WuXi ATU’s normal business hours on weekdays at the Facility and conducted consistent with WuXi ATU’s person-in-plant SOPs, and in a manner that does not unreasonably interfere with WuXi ATU’s Services and does not otherwise unreasonably interfere with normal business activities.

Manufacturing Services
8. Manufacturing Services.

8.1 Qualified Facility.

8.1.1 Dedicated Suite for Product. Each Work Order under which Product will be Manufactured for intended use in the clinic will define the time period for such Product Manufacture (the “Production Term”). The Production Term includes the manufacturing suite preparation time, transfer of the Graphite Process from WuXi ATU’s process development department to WuXi ATU’s manufacturing department, Graphite Process transfer verification/engineering runs, cGMP Manufacturing runs, and suite decommissioning time (as applicable). During the Production Term, WuXi ATU will use Commercially Reasonable Efforts to Manufacture, package, ship, and handle quality assurance and quality control for the Product as set forth in the Work Order and Quality Agreement as applicable. Graphite shall reserve a manufacturing suite from WuXi ATU during the Production Term for the exclusive Manufacture of Product that is intended for use in clinical trials.

8.1.2 Performance of Manufacturing. WuXi ATU will perform all Services at the Qualified Facility, provide all staff necessary to perform the Services in accordance with the terms of the applicable Work Order, this Agreement and the Quality Agreement (as applicable), and hold at such Qualified Facility all Graphite Equipment and Graphite Materials and other items used in the Services. For Manufacturing Services performed, WuXi ATU will not use any additional facility (other than the Qualified Facility or the facilities of Permitted Subcontractors) for the performance of Services under this Agreement without timely (meaning with regard to the agreed manufacturing schedule) prior written notice to, and prior written consent from, Graphite, which consent will not be unreasonably withheld or delayed (it being understood and agreed that Graphite may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional Facility, as the case may be). WuXi ATU will maintain, at its own expense, the Facility and all equipment required for the Manufacture of Product in a state of repair and operating efficiency consistent with the requirements of cGMP (if applicable) and all Applicable Law.

8.1.3 Specifications; Testing. For Work Orders for GMP Manufacturing, WuXi ATU shall Manufacture Product in accordance with the Batch Records and assess (through testing and Batch record review) whether such Product conforms to the Specifications established for such Product and as set forth in the applicable Work Order.

8.1.4 Licenses and Permits. WuXi ATU will be responsible for obtaining and maintaining, at its expense, any Facility or other regulatory licenses, permits, or approvals required for the performance of Services by WuXi ATU under this Agreement. At Graphite's written request, WuXi ATU will provide Graphite with copies of such licenses, permits and approvals. Graphite may use such provided regulatory licenses, permits, and approval in connection with Graphite’s regulatory submissions and/or commercial development of the Product.

8.1.5 Access to Facility. At agreed-upon dates and times, WuXi ATU will permit Graphite or its duly authorized representatives (a) to observe and consult with WuXi ATU during the performance of Services under this Agreement, including the Manufacturing of any Batch of Product, and (b) to inspect the Facility and Graphite Process to ascertain compliance by WuXi ATU with the terms of this Agreement, including inspection of (i) the Graphite Equipment and other equipment, and Graphite Materials and raw materials used in the performance of Services; (ii) the holding facilities for such Graphite Materials and raw materials; and (iii) all Records relating to such Services and the Product.

8.1.6 Validation. The Facility, direct impact utilities, and process equipment associated with the Product Manufacturing will be commissioned and qualified in accordance with WuXi ATU’s validation master plan, Applicable Law, and cGMP. The associated control procedures, including cleaning procedures, shall be validated where applicable and qualified by WuXi ATU for use within the Facility.

8.2 Changes to Graphite Process and Specifications.

8.2.1 Graphite Process/Specifications Changes. Any change or modification to the agreed-to Graphite Process or Specifications for any Product must be agreed-to by the Parties and made in accordance with the change control provisions of the Quality Agreement.

8.3 Records; Sample Retention.

8.3.1 Records. WuXi ATU will keep complete and accurate records of the Services, including reports, notes, raw data, and records of all information and results obtained from performance of Services (collectively, the “Records”). All such Records will be the property of Graphite. WuXi ATU will not transfer, deliver or otherwise provide any such Records to any party other than Graphite, without the prior written approval of Graphite. During the retention period described below, Records will be available at agreed-upon dates and times for inspection and examination by or on behalf of Graphite. Records of Services are available for Graphite review at the WuXi ATU Facility where the Services were performed. [***]. In the event WuXi ATU proposes to dispose of Records WuXi

ATU shall provide Graphite written notice thereof. If within [***] days after such notice Graphite requests any Records, WuXi ATU shall provide to Graphite at Graphite’s expense such Records rather than disposing thereof. WuXi ATU may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, and not be required to expunge electronic files of Records that are created by WuXi ATU’s automated system back-up procedures.

8.3.2 Sample Retention. During the Manufacture of Product, WuXi ATU will, in accordance with the Graphite Process Batch Records, take samples of Product in quantities as specified in the Graphite Process Batch Records for sample retention and Product testing purposes. Samples retains will be kept by WuXi ATU in accordance with the Quality Agreement. If Graphite requires a longer storage retention period, and WuXi ATU is willing to provide such storage, the terms shall be addressed in a separate Work Order. At the end of the retention period or upon Graphite's written request, at Graphite's reasonable expense, WuXi ATU will ship such retained samples to Graphite. In the event Graphite elects not to take possession of such sample retains, WuXi ATU will dispose of the sample retains in accordance with its SOPs.

8.4 Graphite Delays. Any changes or additions to the information provided by Graphite, Graphite Materials, or raw materials provided by Graphite, or (in the case of information) that results in a material change or revision to (a) the timing, method, or manner of performance of WuXi ATU’s Manufacturing obligations hereunder, (b) production or assay batch records, or (c) WuXi ATU-furnished facilities, equipment, materials, services or site, may cause a Service start date to be rescheduled or cancelled. Graphite shall be liable for the reschedule/cancellation fees listed under the applicable Work Order.

9. Testing and Acceptance

.

9.1 Testing by WuXi ATU. The Product Manufactured under this Agreement will be Manufactured in accordance with the Graphite Process, and with cGMP (if applicable under the Work Order). [***].

9.2 [***].

9.3 Provision of Records. If, based upon such tests and documentation review performed under Section 9.1, a Batch of Product conforms to the Specifications [***], then a Certificate of Analysis will be completed and approved by the quality assurance department of WuXi ATU. The Batch Documentation for each Batch of Product will be delivered to the representative of Graphite [***].

9.4 Review of Batch Documentation; Acceptance. Graphite will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product against the Specifications. Graphite will notify WuXi ATU in writing of its acceptance or rejection of such Batch in accordance with the procedure and timelines set forth in the Quality Agreement. In the absence of such written notice, the Batch shall be deemed to have been accepted by Graphite. [***].

9.6 Non-Conforming Product. Following Delivery of Product, Graphite notifies WuXi ATU in accordance with the procedure and timelines set forth in the Quality Agreement that the Product fails to meet Specification [***] (a “Non-Conforming Product”), WuXi ATU shall initiate an investigation of such non-conformance. Graphite shall provide WuXi ATU with reasonable assistance in such investigation, including the return of all such non-conforming Product as is possible. In the course of the investigation the heads of quality assurance for each Party may agree to enlist an independent Testing Laboratory or independent cGMP consultant to assist in the investigation, the cost of which shall be born equally between WuXi ATU and Graphite. [***].

9.7 Latent Defects. [***]. “Latent Defect” means any defect that is not reasonably discoverable by Graphite within the review period specified in the Quality Agreement. If Graphite does provide WuXi ATU written notice of a Latent Defect within [***] then the provisions of Section 9.6 will be triggered.

9.8 Sterility Excursions. There are inherent risks of microorganism contamination (e.g. yeast, mold, bacteria, mycoplasma, and viruses) of any Product resulting from the open Process steps and/or the use of humidified incubators in such Process. Graphite agrees that notwithstanding anything to the contrary in this Agreement, for so long as the Process has such open process steps or uses humidified incubators, WuXi ATU shall not be liable for any Non-Conforming Product or damages of any kind whatsoever, including Losses where such Non-Conformance, damages or Losses arise or result from the contamination of Product by microorganisms, except to the extent caused by WuXi ATU’s gross negligence or willful misconduct.

9.10 [***].

9.11 [***].

10. Delivery, Transportation of Product.

10.1 Shipping. WuXi ATU agrees not to ship Product to Graphite or its designee only upon receipt of written approval from Graphite. Approval to ship will be provided by Graphite within [***]weeks of Product release (unless Graphite rejects Product in accordance with Section 9.4).

10.2 Delivery to Graphite. WuXi ATU will ship each Batch to Graphite or Graphite’s designee, (a) on the shipping date and time mutually agreed upon by WuXi ATU and Graphite, (b) [***].

10.3 [***].

10.4 Delivery to Graphite. WuXi ATU will ensure that each Batch will be shipped to Graphite or Graphite’s designee, in accordance with the instructions for shipping and packaging specified by Graphite in the applicable Work Order or as otherwise agreed to by the Parties in writing. Transportation of Product, whether or not under any arrangements made by WuXi ATU on behalf of Graphite, shall be made at the sole risk and expense of Graphite.

10.5 [***].

10.6 Packaging and Labeling. WuXi ATU will package and label Product for Delivery in accordance with its standard operating procedures and Graphite’s specifications. All costs and expenses of whatever nature incurred by WuXi ATU in complying with the foregoing and will be charged to Graphite in addition to the shipping fees.

10.7 [***].

10.8 Transportation. If requested in writing by Graphite, WuXi ATU will (acting as agent of Graphite for such purpose) arrange the transportation of Product from WuXi ATU’s premises to the destination indicated by Graphite. [***].

10.9 Acceptance of Delivery. Graphite or Graphite representative shall examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of:

10.9.1 Visible damage to or total or partial loss of Product in transit will be given in writing to WuXi ATU and the carrier within [***] Business Days of receipt by Graphite;

10.9.2 Discrepancy in the quantity of Product received compared to quantity of product that WuXi ATU communicated would be shipped;

10.9.3; Discrepancies or variations in the temperature of the Product during shipment; or

10.9.4 Non-delivery will be given in writing to WuXi ATU within [***] Business Days after the receipt by Graphite of WuXi ATU’s shipping notice.

10.10 Damage Claims. Graphite shall make damaged Product and associated packaging materials available for inspection and shall comply with the reasonable requirements of any insurance policy covering the Product. WuXi ATU shall offer Graphite reasonable assistance in Graphite’s claims against the shipping company for damages arising out of the transportation of Product.

11. Regulatory Matters.
Regulatory Matters

11.1 Regulatory Approvals. Graphite will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Graphite's use of any Product Developed and/or Manufactured under this Agreement, including investigational new drug application, biologics license application, new drug application, and abbreviated new drug application submissions in the United States and any analogous submissions filed with the appropriate authority of a country other than the United States. In accordance with the scope and terms of the applicable Work Order, WuXi ATU will provide Graphite or the Regulatory Authority either directly or through access to WuXi ATU’s applicable drug master file(s) (DMFs) with appropriate supporting chemistry, manufacturing, and control (CMC) data and information relating to the Development and/or Manufacture of Product by WuXi ATU to the extent required for such approvals

11.2 Regulatory Inspections. WuXi ATU will allow representatives of any Regulatory Agency to inspect the relevant parts of the Facility where the Manufacture of the Product is carried out and to inspect the master production record and Batch Records to verify compliance with cGMP and other practices or regulations and will promptly notify Graphite of the scheduling of any such inspection relating to the Manufacture of Product. The Parties shall cooperate in good faith with respect to the conduct of any such inspections. WuXi ATU shall permit the attendance of Graphite at any such regulatory inspections in accordance with the Parties' Quality Agreement. WuXi ATU will promptly send to Graphite a copy of any reports, citations, or warning letters or other written communication received from such Regulatory Authority in connection with such visit or inspection, and any written communication received from any Regulatory Authority relating to any Product, the Facility (if it specifically relates to or adversely affects the Development and/or Manufacture of any Product) or the Graphite Process, within [***] Business

Days after receipt, and will consult with, Graphite before responding to each such communication; and provide Graphite with a copy of its final responses within [***] Business Days after submission.

11.3 Regulatory Filings. Graphite may request WuXi ATU to assist with authoring manufacturing and cGMP related sections of the regulatory filings. If such work is needed it will be included as a part of a Work Order. If the Services relate to any cGMP Manufacturing of Product, then prior to filing with the Regulatory Authority any clinical trial application, including any U.S. Investigational New Drug Application, amendments thereto, or EU Investigational Medicinal Product Dossier or Quality Module of the Common Technical Document (the “CTD”), Graphite will provide to WuXi ATU a copy of any documentation that is equivalent to these applications that relates to the application. This disclosure will permit WuXi ATU to review and verify, at Graphite’s reasonable cost, that the application accurately describes the Services that WuXi ATU has performed and the Manufacturing and testing processes that WuXi ATU will perform under a Work Order.

11.4 Inspection and Audit Rights. Except as may otherwise be provided for in a Work Order or the Quality Agreement or unless the audit is for cause, Graphite and/or Graphite's representative shall have the right, up to [***] period and at agreed-upon dates and times, to access the Facilities of WuXi ATU where the Services are performed, to inspect the Records and facilities and interview staff related to the Product Manufacture. Graphite and Graphite’s employees or other representatives conducting such inspections will abide by the confidentiality provisions set forth in Article 14, below.

11.5 CAPAs. WuXi ATU shall use Commercially Reasonable Efforts to correct any observations or other audit findings arising from any such inspection in a timely manner in accordance with the regulatory authority’s findings and any corrective and preventative action plans (“CAPAs”) agreed to between the Parties.

11.6 Communications. Except to the extent required by Applicable Law as required under Section 11.2, WuXi ATU shall not communicate with any regulatory or government authorities, including but not limited to the FDA, on Graphite’s behalf without Graphite’s prior written authorization.

12. Price and Terms of Payment
12. Price and Terms of Payment.

12.1 No Obligation. This Agreement shall not give effect to any performance or payment obligations of either Party. No such obligations shall be effective until defined in a duly executed Work Order pursuant to this Agreement.

12.2 Price. Graphite shall pay the Price in accordance with the provisions detailed in Work Orders.

12.3 Graphite Payment Contact. Invoices to Graphite will be submitted to Graphite at [***]. In addition, WuXi ATU shall send a copy of the invoice to the Graphite representative designated in the Work Order.

12.4 Payment. Payment will be made in accordance with Work Orders. Unless otherwise indicated in a Work Order, all Prices and other fees listed in a Work Order are exclusive of any applicable taxes, levies, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by Graphite (other than taxes on WuXi ATU’s income). In the event Graphite disputes any invoiced amount, Graphite must give WuXi ATU written notice of such dispute [***]. In the absence of such written notice, the invoice shall be deemed to have been accepted by Graphite. Payment of all amounts not under good faith dispute by Graphite must be made [***] by Graphite of the applicable invoice. Graphite shall not have the right to set off any of its payment obligations against any damages, credits, claims or charges assessed by Graphite against WuXi ATU.

12.5 Payment Disputes. If Graphite has a good faith dispute regarding a WuXi ATU invoice submitted to Graphite, Graphite may withhold payment for the disputed Services, provided that Graphite pays the undisputed amount pursuant to Section 4.3 above and notifies WuXi ATU in writing of the specific amount and nature of the dispute. In the event of any such dispute, WuXi ATU will continue to perform Services provided that (a) Graphite remains current on all of its other obligations and (b) the Parties engage in good-faith negotiations regarding the invoice dispute.

12.6 Payment Default. In the event of a default of payment not under good faith dispute on due date:

12.6.1 If any payment owed WuXi ATU is not paid when due, WuXi ATU shall provide written notification of non-payment and Graphite will have ten (10) days to cure the non-payment issue. [***]; and

12.6.2 WuXi ATU shall not be obligated to provide Services or Deliverables or otherwise comply with the restrictions and obligations under this Agreement or any Work Order until all overdue payments have been received by WuXi ATU, together with interest accrued on such late payments from the due date until full payment is received. WuXi ATU may also terminate the Work Order for material breach by Graphite upon [***] Business Days written notice to Graphite unless all undisputed overdue amounts owed plus interest is received by WuXi ATU within the notice period.

13. Term and Termination
13. Term and Termination

13.1 Term. This Agreement will expire on the later of (a) five (5) years from the Effective Date or (b) the completion of all Services under the last Work Order executed by the Parties prior to the fifth anniversary of the Effective Date. The Agreement may be extended by mutual agreement of the Parties in accordance with Section 22.5 or earlier terminated in accordance with Sections 13.2. or 13.3.

13.2 Termination without Cause.

13.2.1 Either Party may terminate this Agreement for any reason upon at least ninety (90) days written notice to the other Party, provided however, if any Work Order is scheduled to be in effect after that ninety (90) day period, the terms of this Agreement shall continue to apply to the Work Order until the Services under that Work Order are completed or until the Work Order is terminated in accordance with this Article 13.

13.2.2 Either Party shall have the right to terminate a Work Order in the event that unanticipated difficulties or delays make its success in a reasonable timeframe for such difficulty or delay improbable. The Party wishing to terminate the Work Order shall request in writing a pre-termination consultation with the other Party to review potential concerns and to make reasonable efforts to continue with the Work Order. Upon [***] following said consultation, either Party may terminate the Work Order with written notice to the other Party if the terminating Party determines in good faith that the Services under that Work Order are not technically feasible using Commercially Reasonable Efforts.

13.2.3 Graphite may in its sole discretion terminate any Work Order at any time for any reason by giving not less than thirty (30) days’ notice in writing to WuXi ATU.

13.2.4 Corrective Actions and Termination for Failure to Institute CAPA. Graphite has the right to terminate a Work Order under this Agreement if WuXi ATU is unable to successfully implement a CAPA agreed to by the Parties under the Quality Agreement that adequately addresses the root cause of failed Manufacturing runs.

13.2.5 Graphite-requested delays or holds of any Work Order lasting longer than [***] may, at WuXi ATU’s sole discretion and upon [***] written notice to Graphite, be considered as termination without cause by Graphite of such Work Order unless Graphite released or lifts such hold or delay within the [***] notice period.

13.3 Termination for Cause. WuXi ATU and Graphite may each terminate the Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

13.3.1 If the other commits a material breach of the Agreement which in the case of a breach capable of remedy is not remedied within [***] of the receipt by the other of written notice identifying the breach and requiring its remedy; or

13.3.2 Any Party may terminate this Agreement and all Work Orders at any time by giving notice in writing to the other Party, if the other Party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, otherwise loses legal control of its business or ceases to carry on its business.

13.3.3 Payment of Amounts Owed. In the event of termination by Graphite for convenience or by WuXi ATU for cause, Graphite shall pay WuXi ATU for Services performed up to the date of termination and any termination/cancellation fees and/or liquidated damages, if any, that are agreed-to by the Parties in the applicable Work Order. In addition, Graphite shall reimburse WuXi ATU for expenses incurred or irrevocably committed to third parties in accordance with this Agreement and the Price for any Services that are in-progress or that has an initiation date scheduled within [***] of the receipt of notice of termination or cancellation. In the event Graphite terminates for cause and elects to take ownership of any Deliverables or portion thereof from Services then Graphite shall be liable to WuXi ATU for payment of the Services that gave rise to such Deliverables.

13.4 Rights and Obligations upon Termination. Upon the termination of the Agreement for whatever reason:

13.4.1 Subject to the terms of Section 12.6.2, WuXi ATU shall promptly return to Graphite all Graphite Know-How, Graphite Information and shall dispose of or return to Graphite the Graphite Materials, as directed by Graphite;

13.4.2 Graphite shall promptly return to WuXi ATU all WuXi ATU Know-How and WuXi ATU Confidential Information it has received from WuXi ATU;

13.4.3 Graphite shall not thereafter use or exploit WuXi ATU Confidential Information, the WuXi ATU Intellectual Property Rights or the WuXi ATU Know-How in any way whatsoever;

13.4.4 WuXi ATU shall not thereafter use or exploit the Graphite Patent Rights, Graphite Know-How or the Graphite Information in any way whatsoever; and

13.4.5 WuXi ATU and Graphite shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Section 13.4.

13.5 Survival. Upon any termination or expiration of this Agreement, all outstanding rights and obligations between the Parties arising from or in connection with this Agreement shall immediately terminate, except:

13.5.1 any obligation that matured prior to the effective date of the termination or expiration;

13.5.2 Sections 5.5, 6.2, 7.2, 9.2, 9.3, 13.4, 13.5, 16.4 and 22.3; and Articles 11, 14, 15, 17, 18, and 20.

13.5.3 any other provision which, by its terms, is understood to survive the termination or expiration of this Agreement.

14. Confidentiality
14. Confidentiality

14.1 Confidential Information. “Confidential Information” means all confidential, proprietary and/or trade secret information or materials owned or controlled by a Party, including technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, controls, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, other procedures related to the Services, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, or that has been developed under this Agreement.

14.2 Non-use and Nondisclosure. Graphite acknowledges that WuXi ATU Confidential Information and WuXi ATU acknowledges that Graphite Confidential Information, with which it is supplied by the other pursuant to the Agreement is supplied subject to this Article 14. Each Party agrees to maintain the other Party's Confidential Information in strict confidence. Each Party agrees not to use any Confidential Information of the other Party for any purpose other than to perform the Services or a Party's obligations under this Agreement or a Work Order. Each Party agrees not to disclose any Confidential Information of the other Party to any third parties or to such Party's employees or Representatives, except and only, to the extent that those employees and/or Representatives of the Party receiving the other Party’s Confidential Information (the “Receiving Party”) have a reasonable need to access the Confidential Information. “Representatives” means any employees, agents, Affiliates and approved vendors of a Receiving Party that require access to Confidential Information for purposes of performing the Services or fulfilling the Receiving Party’s obligations under this Agreement or any Work Order. Prior to disclosure of Confidential Information to a Representative, the Receiving Party shall ensure that each Representative (a) is advised of his/her obligation under this Article 14; and (b) are under confidentiality, non-use and non-circumvention obligations which are at least as restrictive as those restrictions contained in this Article14. Each Party shall be responsible for any breach of the terms and restrictions of this Article14 by its Representatives.

14.3 Non-Circumvention. Notwithstanding anything to the contrary in this Agreement, the Receiving Party agrees for itself and its employees, Affiliates and Representatives that it will not use the other Party's Confidential Information to compete, either directly or indirectly, against the disclosing Party, to engage in any transaction with a third party, or disclose, reverse engineer, or use any of the disclosing Party's Confidential Information to interfere with, or deprive the disclosing Party of any business opportunities. Also, Receiving Party shall not use the other Party's Confidential Information in any manner to solicit, accept or engage in any business from the Receiving Party's Affiliates or from third parties that either directly or indirectly competes against the disclosing Party.

14.4 Authorized Disclosure. Except as otherwise provided herein, a Receiving Party may use and disclose Confidential Information of the Disclosing Party: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement; (b) to existing or prospective advisors, collaborators, (sub)licensees, partners or joint venturers, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; and as (c) reasonably required under the circumstances, to a third party in connection with a change in ownership or management of the Receiving Party. In each of these authorized disclosures, the Receiving Party shall remain responsible for any failure by any person or entity who receives the Confidential Information from the Receiving Party under this Article 14 to treat such Confidential Information as required under this Article 14. Either Party may disclose this Agreement and any Work Orders as reasonably necessary to comply with that Party’s obligations under applicable securities law or regulations or per the rules of the U.S. Securities and Exchange Commission or any other securities exchange or similar organization.

14.5 Compelled Disclosure. Notwithstanding the foregoing limitations on disclosure, the Receiving Party may disclose such Confidential Information of the disclosing Party as is required by any law, rule, regulation, order, decision, decree, subpoena or other legal process to be disclosed, provided that, the Receiving Party first shall notify the disclosing Party (if permitted by law) of such request, and permit the disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information. The Receiving Party shall cooperate with the disclosing Party and provide reasonable assistance to the disclosing Party in seeking to obtain such protection. In any event, the Receiving Party shall only disclose that portion of the Confidential Information that it is reasonably required to comply with the order or Applicable Law.

14.6 Limitations. The obligations of confidentiality referred to in this Article 14 shall not extend to any information which:

14.6.1 Is or becomes generally available to the public otherwise than by reason of a breach by the recipient Party of the provisions of this Article 14;

14.6.2 Is known to the receiving Party and is at its free disposal prior to its receipt from the disclosing Party, as established by written records; is

14.6.3 Is subsequently disclosed to the receiving Party without being made subject to an obligation of confidence by a third party, as established by written records; or

14.6.4 Is developed by any servant or agent of the recipient Party without access to or use or knowledge of the information by the disclosing Party, as established by written records.

14.7 Remedies. Without prejudice to any other rights and remedies that the Parties may have, the Parties agree that the confidential information is valuable and that damages may not be an adequate remedy for any breach of the provisions of this Article 14. The Parties agree that the relevant Party will be entitled without proof of special damage to seek the remedies of an injunction and other equitable relief for any actual or threatened breach by the other Party.

14.8 WuXi ATU Confidential Information. Graphite acknowledges that Graphite shall not at any time have any right, title, license or interest in or to WuXi ATU Confidential Information the WuXi ATU Intellectual Property Rights or any other intellectual property rights relating to the Services which are vested in WuXi ATU or to which WuXi ATU is otherwise entitled.

14.9 Graphite Confidential Information. WuXi ATU acknowledges that save as provided herein WuXi ATU shall not at any time have any right, title, license or interest in or to the Graphite Confidential Information, Graphite Patent Rights, Graphite Know-How, or any other intellectual property rights vested in Graphite or to which Graphite is entitled.

14.10 Survival. The obligations of WuXi ATU and Graphite under this Article 14 shall survive the termination or expiration of this Agreement for [***] years, except for information that is designated by the disclosing Party as a trade secret, which shall survive the termination or expiration of this Agreement for as long as the Confidential Information is considered a trade secret under Applicable Law.

14.11 Publicity. Neither Party will use, or authorize others to use, the name, symbols, or marks of the other Party in any advertising or publicity material or make any form of representation or statement related to the Services, this Agreement or its subject matter without that other Party’s prior written approval.

15. Intellectual Property.
Intellectual Property

15.1 Background IP. All Graphite information, Graphite Materials, Graphite Know-How, and Graphite Intellectual Property Rights provided to WuXi ATU by and/or on behalf of Graphite in connection with this Agreement, in any form whatsoever shall remain the sole and exclusive property of Graphite (the “Graphite Property”). WuXi ATU shall not acquire any right, title or interest in the Graphite Property as a result of its performance of the Services. Any and all intellectual property and information, including WuXi ATU Intellectual Property Rights, WuXi ATU Confidential Information, and WuXi ATU Know-How whether tangible or intangible, which was in WuXi ATU's possession prior to the Effective Date or which is later generated or acquired by WuXi ATU outside the scope of the Services or other activities under this Agreement (collectively, the “WuXi ATU Property”), shall be the sole and exclusive property of WuXi ATU.

15.2 Deliverables. All Deliverables, information, data, writings, inventions and other work product (and all intellectual property rights therein), in any form whatsoever, both tangible and intangible, developed as a result of performance of the Services by WuXi ATU (collectively, the “Works”), shall be the sole and exclusive property of Graphite. Graphite shall be the sole owner of all the rights to such Works in any form and in all fields of use known or hereafter existing. Provided that Graphite has fulfilled all of its payment obligations to WuXi ATU, Graphite may transfer such Works or use the Works for any purpose without further payment to WuXi ATU.

15.3 Improvements. WuXi ATU shall own all right, title, and interest in any Improvements in WuXi ATU Property that is generally applicable for the manufacture and testing of biological products and does not specifically rely upon Graphite Property.

15.4 Licenses. Graphite is hereby granted a non-transferable, non-exclusive, world-wide, fully paid-up, royalty-free, perpetual, irrevocable license to any and all portions of WuXi ATU Property or Improvements that are incorporated or embedded in any Deliverable to the extent necessary to allow full use of such Deliverable by Graphite, provided that Graphite is not granted a license or right to any WuXi ATU test methods or reagents (e.g. cell lines, controls) used in such methods that are licensed or owned by Wuxi ATU.

15.5 Marks. Neither Party shall acquire any right, title or interest in any of the trademarks, service marks or logos belonging to the other Party. No right or license, whether express or implied, is granted to one Party by the other Party, except to the extent expressly authorized by this Agreement.

16. Representations and Warranties.

16.1 WuXi ATU Warranties. WuXi ATU represents and warrants that:

16.6.1 The Services will be performed in accordance with this Agreement and the applicable Work Order.

16.1.2 WuXi ATU will secure Graphite Materials and/or the Graphite Know-How in WuXi ATU’s possession in such manner as WuXi ATU secures its own material of similar nature.

16.1.3 WuXi ATU will not provide the Graphite Materials or the Product to any third party without obtaining Graphite’s prior written permission.

16.1.4 As of the date of this Agreement, to the best of WuXi ATU’s knowledge without independent investigation, the WuXi ATU Intellectual Property Rights and the WuXi ATU Know-How are owned by WuXi ATU or WuXi ATU is otherwise entitled to use them for the purposes of providing Services under this Agreement, and during the term of the Agreement WuXi ATU shall not do or cause anything to be done which would adversely affect their ownership or entitlement for WuXi ATU to use the same for those purposes.

16.1.5 WuXi ATU has the necessary corporate authorizations to enter into the Agreement.

16.1.6 WuXi ATU, its Permitted Subcontractors, and each of their respective officers and directors, as applicable, and any person used by WuXi ATU or approved subcontractors to perform Services under this Agreement: (a) have not been debarred and are not subject to a pending debarment pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. WuXi ATU will notify Graphite immediately if WuXi ATU, or approved subcontractors, or any person used to perform Services under this Agreement, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of WuXi ATU’s knowledge, is threatened.

16.1.7 At Delivery, unencumbered title to Product will be conveyed to Graphite.

16.1.8 At the time of Delivery to Graphite, the Product Manufactured under this Agreement (a) will have been Manufactured in accordance with cGMP (if applicable) and all other Applicable Law, the Manufacturing Process, the applicable Quality Agreement, and Specifications; and (b) will not be adulterated or misbranded under the FDCA or other Applicable Law.

16.2 WuXi ATU does not warrant or guarantee that a specific or desired result will be attained from the Services, and except as otherwise provided in this Agreement, WuXi ATU shall not be liable for any claim or breach of warranty unless such claim is submitted by Customer in writing to WuXi ATU within [***] following the date of the event giving rise to the claim or breach.

16.3 Representations and Warranties of Graphite. Graphite represents and warrants to WuXi ATU that:

16.3.1 Graphite shall supply to WuXi ATU the Graphite Information, together with full details of any hazards relating to the Graphite Materials, their storage and use. The Graphite Materials and/or the Graphite Information and/or the Graphite Know-How supplied to WuXi ATU will remain the property of Graphite.

16.3.2 Graphite hereby grants WuXi ATU the non-exclusive right to use the Graphite Materials, the Graphite Know-How and the Graphite Information for the purpose of the Agreement.

16.3.3 Graphite has the necessary corporate authority to enter into this Agreement.

16.3.4 Graphite has the right to supply the Graphite Materials and the Graphite Information to WuXi ATU and the necessary rights to license or permit WuXi ATU to use the same for the purpose of the Services; and Graphite shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes.

16.3.5 If applicable to a Work Order, Graphite agrees that its contracts and certification relating to the logistical screening and isolation of tissue-derived Graphite Materials shall be in compliance with all applicable American Association of Tissue Banks (AATB) standards and with the current rules, regulations, standards, and interpretations of the FDA and agrees to comply with any future changes in the rules, regulations, standards and interpretations of the AATB and FDA as appropriate.

16.4 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

17. Indemnification and Limitation of Liability.
Indemnification and Limit of Liability

17.1 WuXi ATU Indemnity. WuXi ATU shall indemnify, defend, and hold harmless Graphite, its Affiliates, officers, directors, employees and agents (collectively, the “Graphite Indemnified Parties”) against all from and against any and all costs claims, actions, costs, damages, expenses (including court costs and reasonable attorney’s fees), (collectively, “Losses”) to which any Graphite Indemnified Parties may become subject to as a result of any claim, demand, action, suit or other proceeding (a “Claim”) brought by a third Party directly caused by WuXi ATU’s negligence, fraud, or willful misconduct in the provision of Services under this Agreement (b) WuXi ATU's breach of any Appliable Law or any warranty or representation made in this Agreement, or (c) a Claim by a Third Party that WuXi ATU's use of WuXi ATU Intellectual Property Rights, WuXi ATU Platform, and WuXi ATU Know-How independent of Graphite Materials, Graphite Information, and Product infringes such Third Party's intellectual property rights. WuXi ATU’s obligation to indemnify Graphite shall be reduced to the extent that any Losses are caused by Graphite’s negligent act or omission or Graphite’s violation of any Applicable Law.

17.2 Graphite Indemnity. Graphite shall indemnify, defend, and hold harmless WuXi ATU, its Affiliates, officers, directors, employees and agents (collectively, the “WuXi ATU Indemnified Parties”) against all Losses to WuXi ATU may become subject to as a result of any Claims brought by a third Party arising from or related to Graphite’s (a) research, development, manufacture, distribution, use, sales or other disposition by Graphite, including any distributor, collaborator, customer, sublicense, representative or agent of Graphite, of the Product and/or any other substances upon which the Services were performed, (b) infringement by Graphite of any third party’s patent rights or unauthorized use or misappropriation of its information or know-how except for Claims falling under 17.1(c); (c) negligent or willful act, breach of any Appliable Law or any warranty or representation made in this Agreement. Graphite’s obligation to indemnify WuXi ATU shall be reduced to the extent Losses are caused by WuXi ATU’s negligent act or omission or WuXi ATU’s violation of any Applicable Law.

17.3 Process. In the event that either Party seeks indemnification under the terms of Sections 17.1 or 17.2 (the “Indemnified Party”), it shall promptly inform the other party (the “Indemnifying Party”) of the Claim within fifteen (15) days of receipt of notice of such Claim, provided that failure to provide notice shall not eliminate the Indemnifying Party's obligation under this Section 17.3 except to the extent the Indemnifying Party has been materially prejudiced by such failure. The Indemnifying Party shall have the right, but not the obligation, at the Indemnifying Party's cost, to assume direction and control of the defense of any indemnified Claim with counsel reasonably satisfactory to the other Party. The Indemnified Party shall cooperate as requested by, and at the expense of, the Indemnifying Party, in the defense of the Claim. The Indemnifying Party shall not settle or otherwise compromise any Claim in any manner which requires the

Indemnified Party to provide any consideration, admit fault or take any other action that would be binding on such Indemnified Party without the prior written consent of the Indemnified Party. The Indemnifying Party shall not have any obligation to the Indemnified Party under this Article 17 for any Claim settled by the Indemnified Party without the Indemnifying Party's prior written consent.

17.4 LIMITATION OF INCIDENTAL DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOSS OF USE, LOSS OF BUSINESS, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES OF ANY NATURE WHATSOEVER, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.5 [***]

17.6 Limitation Exception. Nothing contained in the Agreement shall purport to exclude or restrict any liability for death or personal injury resulting directly from gross negligence by a Party in carrying out their obligations in breach of the terms of this Agreement or any other liability that cannot be limited or excluded by applicable law.

18. Anti-Bribery
18. Anti-Bribery

18.1 The Parties agree that the fees to be paid pursuant to this Agreement represent fair compensation for the Services to be provided by WuXi ATU. WuXi ATU represents and warrants that WuXi ATU, including its owners, directors, employees or agents has not and will not directly or indirectly offer or pay, or authorize such offer or payment of, any money or anything of Value to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper business advantage, for itself or Graphite and has not accepted, and will not accept in the future, such a payment.

18.2 WuXi ATU shall promptly notify Graphite if it learns of or has reason to know of any activities in connection with the Services which may constitute a violation Section 18.1 of this Agreement or the anti-bribery, anti-corruption laws that apply to WuXi ATU. In the event of any such breach Graphite (a) may terminate this Agreement immediately; (b) all obligations of the Graphite to pay any fees or other compensation to the WuXi ATU shall cease immediately except to the extent Graphite elects to take possession of any Deliverables related thereto; and (c) the WuXi ATU shall immediately return to the Graphite any funds paid to WuXi ATU arising from any transaction in violation of Section 18.1.

18.3 For purposes of this Article 18, the following terms have the meanings set forth below:

(a) “Government Official” means any officer or employee of a government or of any ministry, department, agency, or instrumentality of a government; any person acting in an official capacity on behalf of a government or of any ministry, department, agency, or instrumentality of a government; any officer or employee of a company or of a business owned in whole or part by a government; any officer or employee of a public international organization such as the World Bank or the United Nations; any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or any candidate for political office; any doctor, pharmacist, or other healthcare professional who works for or in any hospital, pharmacy or other healthcare facility owned or operated by a government agency, ministry or department.
(b) “Value” should be interpreted broadly and may include, but is not limited to, money or payments or equivalents, such as gift certificates; gifts or free goods; meals, entertainment, or hospitality; travel or payment of expenses; provision of services; purchase of property or services at inflated prices; assumption or forgiveness of indebtedness; intangible benefits, such as enhanced social or business standing (e.g., making donations to government official’s favored charity); and/or benefits to third persons related to Government Officials (e.g., close family members).
19. Force majeure
19. Force Majeure.

19.1 Force Majeure Rights. If either Party is prevented or delayed in the performance of any of its obligations under the Agreement by a Force Majeure Event, such Party shall give prompt written notice thereof to the other Party specifying the matters constituting Force Majeure Event together with such evidence as reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the Party claiming a Force Majeure Event shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Notwithstanding the foregoing, if the Party claiming Force Majeure Event estimates that the delay will exceed [***] days, or if the delay has, in fact, exceeded [***] days, the other Party may terminate this Agreement by giving at least [***] days written notice to the other Party.

19.2 Force Majeure Definition. The expression “Force Majeure Event” shall be deemed to include any cause affecting the performance by either Party of the Agreement arising from or attributable to events beyond the reasonable control of the other Party, including, but not limited to, technical difficulties that delay or prevent manufacture, strike, lockouts, labor troubles, inability to procure materials or services, failure of power, restrictive government orders, decrees or guidelines, restrictive judicial orders or decrees, plague, epidemic, pandemic, riots, insurrection, war, Acts of God or inclement weather.

20. Arbitration, Governing Law, Jurisdiction, and Enforceability

20.1 Mediation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, each Party shall by written notice to the other have the right to have such dispute referred to the senior management of WuXi ATU and Graphite for attempted resolution by good faith negotiations within [***] days after such notice is received. If such senior management are unable to resolve such dispute within the [***] day period, then either Party may submit the dispute to arbitration in accordance with Section 20.2.

20.2 Arbitration. In the event of the failure to reach a resolution pursuant to Section 20.1, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration in the city where the respondent Party maintains its principal place of business in the United States or such as location as mutually agreed to by the Parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) for the time being in force (the “AAA Rules”) which rules are deemed to be incorporated by reference in this clause. The Parties further agree that:

(a) The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each Party and a third of whom shall be the chairman of the tribunal and be appointed by mutual agreement of the two arbitrators appointed by the Parties. If the two arbitrators cannot agree on the appointment of the third arbitrator within thirty (30) days, then the AAA shall select the arbitrator in accordance with the AAA Rules. All three arbitrators will have at least ten (10) years of legal, manufacturing or business experience in the biotech or pharmaceutical industry. Any arbitration involving patent rights, other intellectual property rights, or intellectual property will be heard by arbitrators who are experienced in such areas.
(b) The language of the arbitration shall be English.
(c) The tribunal shall have authority to address questions of arbitrability and whether a claim, dispute, or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Agreement. The tribunal shall not have the authority to modify any provision of this Agreement. The tribunal shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The tribunal may issue appropriate protective orders to safeguard each Party's Confidential Information.
(d) A final award shall be issued no later than [***] months from the date the claimant Party files its demand for arbitration.
(e) The expenses of the arbitration will be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration. Each Party will bear the expenses of its counsel and other experts except as otherwise decided by the arbitrators.
(f) Any arbitral proceedings (including but not limited to the existence, the content and the results and final award) shall be kept confidential by all persons involved, unless such persons have to disclose such information due to mandatory legal obligations or request of a regulatory or governmental authority.

20.3 Enforcement. The arbitral award shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. The Parties agree that any award rendered pursuant to this Agreement shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

20.4 Governing Law. The construction, validity and performance of the Agreement, or any disputes arising hereunder (including disputes subject to arbitration) shall be governed by the laws of the State of New York.

20.5 Injunctive Relief. Pending a decision on the merits of the controversy, either Party may seek interim or provisional relief in any court of proper jurisdiction that may be necessary to protect the rights or property of that Party.

21. Notices
21. Notices

21.1 Notices. All notices, requests, demands and other communications required hereunder shall be in writing; and shall be deemed to have been given or made when the notice is received when delivered personally, by reputable courier, or when sent by US mail, postage prepaid, certified mail, return receipt requested, and sent to the following addresses:

If to Graphite:	If to WuXi Advanced Therapies
Graphite Bio, Inc. 201 Haskins Way, Suite 210 South San Francisco, CA 94080 Attn: [***]	WuXi Advanced Therapies Inc. 4701 League Island Blvd. Philadelphia, Pennsylvania 19112 Attn: [***]
22. General Provisions.
General Provisions

22.1 Assignment. Neither Party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably conditioned, withheld or delayed, save that either Party shall be entitled without the prior written consent of the other Party to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate of that Party. Graphite may, upon written notice to WuXi ATU, assign this Agreement or assign this Agreement, in whole or in part, to a successor to substantially all of the business or assets of Graphite or the Graphite’s business unit responsible for performance under this Agreement. Any purported assignment, delegation or subcontract not permitted under this Section 22.1 shall be null and void and of no force and effect. This Agreement binds and benefits the Parties and their respective successors and assigns.

22.2 Independent Contractor. WuXi ATU shall perform the Services as an independent contractor and, as such, neither WuXi ATU nor its employees shall be entitled to any benefits applicable to employees of Graphite, and neither Graphite nor its employees shall be entitled to benefits applicable to employees of WuXi ATU. Further, Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter.

22.3 Non-Solicitation and Hiring. During the term of this Agreement and for a period of [***] months thereafter, neither Party shall induce or solicit (or authorize or assist in the taking of any such actions by any third party) any current employee or consultant of the other Party (the “Protected Employer”) to terminate his or her employment or engagement with the Protected Employer without the prior written consent of the Protected Employer. For the avoidance of doubt, the foregoing sentence does not prohibit the solicitation of any employee of the Protected Employer (a) who, during the [***] immediately preceding the solicitation, did not perform any work on any projects or work assignments between the Protected Employer and the soliciting party or has not otherwise come into contact with the soliciting Party in connection with transactions contemplated in this Agreement, or (b) who responds to general solicitation of a Party that is not targeted at any specific person. The hiring Party acknowledges that any such hire made by it during the term of this Agreement may affect project timelines.

22.4 Entire Agreement. This Agreement embodies the entire understanding of WuXi ATU and Graphite and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained herein. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between WuXi ATU and Graphite relating to the Services. The Agreement represents the entire understanding of the Parties with respect to the subject matter hereof. The Agreement shall not be modified except by a written agreement signed by the Parties.

22.5 Amendments. This Agreement and each Work Order may not be modified or amended except in writing by both Parties. No pre-printed terms of any subsequent purchase order or invoice will supersede the terms of this Agreement or any Work Order.

22.6 Waiver. No failure or delay on the part of either WuXi ATU or Graphite to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

22.7 Severability. The illegality or invalidity of any provision (or any part thereof) of the Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be. The Parties will negotiate in good faith to replace the invalidated or unenforceable provision by a valid and enforceable provision that achieves as far as possible the intention of the Parties.

22.8 No Third-Party Beneficiaries. This Agreement is entered into solely between WuXi ATU and Graphite and does not (and is not intended to) confer any rights or remedies upon any third party.

22.9 Construction. The Parties acknowledge that each Party is of equal bargaining strength and has actively participated in the preparation and negotiation of this Agreement. Each Party has had the right and opportunity to consult with legal counsel of its choice in connection with this Agreement; and each Party has either done so or has voluntarily declined to do so. Therefore, the Agreement as set forth herein has been arrived at after mutual negotiation, and it is the intention of the Parties that its terms and conditions not be construed against any Party merely because the Agreement was prepared by one of the Parties. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

22.10 Counterparts. This Agreement (and any amendments to this Agreement hereto) may be executed by electronic means (including .PDF) and in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one agreement binding on all Parties, notwithstanding that all Parties are not signatories to the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be executed by its duly authorized representatives as of the Effective Date.

WuXi Advance Therapies Inc. Graphite Bio, Inc.

By: ____________________________ By: _____________________________

Name: R.J. Fitch Name: __Josh Lehrer______________

Title: Vice President Title: _____CEO__________________

Date: ___________________________ Date: ___________________________

Exhibit A

Form of WORK ORDER

Work order No. [***]

This Work Order #● (the “Work Order”) is made as of ● 202● (the ”Work Order Effective Date”), between WuXi Advanced Therapies Inc. and Graphite Bio, Inc. Capitalized terms used in this Work Order without definition shall have the meanings given those terms in the Master Development and Manufacturing Services Agreement, dated as of ●, 202●, between WuXi ATU and Graphite (the “Agreement”).

Background

WHEREAS, the Agreement provides for the Parties to enter into Work Orders under which WuXi ATU shall perform certain Services for Graphite; and

WHEREAS, the Parties desire to enter into this Work Order under which WuXi ATU shall perform the Services specified herein for Graphite, subject to the terms and conditions of this Work Order and the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficient of which the Parties hereby acknowledge, the Parties agree as follows:

Agreement

1.
Description of Services. The Services to be performed by WuXi ATU, and, if applicable, any responsibilities of Graphite related to the Services, are the following:

[Include description of the Services here.]

2.
Fees. The fees to be paid by Graphite to the WuXi ATU for the performance of the Services are the following:

[Include description of fees here.]

All invoices submitted by WuXi ATU shall include the Purchase Order number. The Purchase Order for this Work Order is [***].

3.
Timeline. The schedule and/or timeline for performing the Services is the following:

[Include schedule and/or timeline here, and any Material Deadlines.]

4.
Party Contacts

The primary contact at Graphite will be [Name, Title, phone, email].

The primary contact at WuXi ATU will be [Name, Title, phone, email].

5.
Approved Subcontractors. The following subcontractors have been approved by Graphite for the performance of the identified Services on behalf of WuXi ATU:

[Include subcontractors and Services to be performed by the subcontractors here.]

6.
Additional Provisions. The following additional provisions shall apply to this Work Order:

[Include special provisions related to this Work Order here, including any provisions which shall control over the Agreement in event of any conflict.]

7.
Miscellaneous.
This Work Order incorporates the terms of the attached Schedule A; provided, however, that, to the extent that any terms and conditions of this Work Order are inconsistent with the terms and conditions of Schedule A, the terms of this Work Order shall govern.
This Work Order together with the Agreement, constitutes the entire understanding of the Parties and supersedes any contracts, agreements or understandings (oral or written) of the Parties with respect to the subject matter hereof. The Parties reject any additional or conflicting terms and conditions, whether provided via acknowledgement, invoice, or any other manner.
Each Party hereby represents and warrants that it has full power and authority to enter into this Work Order.
This Work Order may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Work Order to be executed by their duly authorized representatives as of the Work Order Effective Date.

WuXi ATU	Graphite Bio, Inc.
By:	By:
Name:	Name:
Title:	Title: